[Cooley Godward LLP LETTERHEAD]

April 29, 1999

General Magic, Inc.
420 North Mary Avenue
Sunnyvale, CA 94086

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by GENERAL MAGIC, INC. (the "Company") of a Form S-3 Registration Statement (the "Registration Statement"), including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the registration of an aggregate of 21,035,016 shares of the Company's Common Stock, $.001 par value, by certain selling stockholders, including 225,001 shares of Common Stock (the "Warrant Shares") issuable upon the exercise of certain warrants (the "Warrants"), 2,721,750 shares of Common Stock (the "Series A Shares") issuable upon conversion of the Company's outstanding
Series A Convertible Preferred Stock (the "Series A Preferred"), 6,031,825 shares of Common Stock (the "Series C Shares") issuable upon the conversion of the Company's outstanding Series C Convertible Preferred Stock (the "Series C Preferred") and 12,056,440 shares of Common Stock (the "Series D Shares") issuable upon conversion of the Company's outstanding Series D Convertible Preferred Stock (the "Series D Preferred").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Amended and Restated Certificate of Incorporation and Bylaws, the Certificate of Designation of the 5% Series A Convertible Preferred Stock, the Certificate of Designation of the Series C Convertible Preferred Stock and the Certificate of Designation of the Series D Convertible Preferred Stock (the "Certificates of Designation"), the Warrants and related agreements, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion
(i) that the Warrant Shares, when issued and sold in accordance with the terms of the Warrants (and in accordance with the terms of the related agreements, where applicable,) will be validly issued, fully paid and nonassessable, (ii) that the Series A Shares, when issued upon conversion of the Series A Preferred as provided for in the applicable Certificate of Designation, will be validly issued, fully paid and nonassessable, (iii) that the Series C Shares, when issued upon conversion of the Series C Preferred as provided for in the applicable Certificate of Designation, will be validly issued, fully paid and nonassessable and (iv) that the Series D Shares, when issued upon conversion of the Series D Preferred as provided for in the applicable Certificate of Designation, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By: /s/ Eric J. Loumeau
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    Eric J. Loumeau